Exhibit 99

Fifth Third Bancorp

Frozen Successor Plan

Financial Statements as of and for the Years Ended December 31, 2007 and 2006, Supplemental Schedule as of December 31, 2007, and Report of Independent Registered Public Accounting Firm

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2007 and 2006	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2007 and 2006	3

Notes to Financial Statements as of and for the Years Ended December 31, 2007 and 2006	4 - 8

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2007	10

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and

the Pension and Profit Sharing Committee of

the Fifth Third Bancorp Frozen Successor Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2007, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2007 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 26, 2008

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2007 AND 2006

	2007	2006
INVESTMENTS - At fair value:
Common stock of Fifth Third Bancorp	$581,360	$1,090,171
Collective funds:
Cash equivalents	12,341	36,252
Stable value funds	808,130	—
Fixed income	—	286,999
Equity	—	400,241
Mutual funds	3,331,870	3,739,121
Participant notes receivable	32,231	40,676

Total investments	4,765,932	5,593,460
ACCRUED INVESTMENT INCOME	10,227	12,787

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	4,776,159	5,606,247
Adjustments from fair value to contract value for fully benefit- responsive investment contracts	2,336	—

NET ASSETS AVAILABLE FOR BENEFITS	$4,778,495	$5,606,247

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
ADDITIONS:
Investment income:
Dividends	$367,528	$162,863
Interest	8,092	25,031
Net (depreciation) appreciation in fair value of investments	(375,100)	263,428

Net investment income	520	451,322
Transfers from other retirement plans	—	550,176
Other additions	88	2,853

Total additions	608	1,004,351

DEDUCTIONS:
Benefits paid to participants	(822,964)	(972,122)
Administrative expenses	(5,396)	(1,340)

Total deductions	(828,360)	(973,462)

(DECREASE) INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(827,752)	30,889
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	5,606,247	5,575,358

End of year	$4,778,495	$5,606,247

See Notes to Financial Statements.

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	DESCRIPTION OF PLAN

The following brief description of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, that maintains separate accounts for each participant. The Plan was established to continue retirement plan accounts transferred or merged from qualified retirement plans of employers acquired by Fifth Third Bancorp (the “Bancorp”). The Plan was initially created on December 31, 2001, as a merger of the National Bank of Cynthiana Retirement Savings Plan and the 1st National Bank of Falmouth Retirement Savings Plan. Upon the merger or transfer from a predecessor plan, an individual not already a participant, but who has an account merged or transferred to this Plan becomes a participant. During December 2006, account balances from the Franklin Financial Employees Retirement Savings Plan and The Southern Community Bancorp Employees’ Savings and Profit Sharing Plan (“SCB Plan”) were transferred to the Plan.

The Plan is frozen and no employer or employee contributions of any type will be made to this Plan, other than rollover contributions. While employed by the Bancorp, participants in this Plan may contribute to the Plan a distribution received from another tax-qualified plan if the distribution qualifies as a rollover amount under the Internal Revenue Code (“IRC”). Amounts attributable to deductible employee contributions may not be rolled over to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Bancorp is the Plan Sponsor.

The Plan was last amended on March 27, 2007. The amendment to the Plan, effective December 31, 2006, is to allow certain individuals with accounts in the SCB Plan to have those accounts and related plan assets transferred to this Plan in connection with, and pursuant to the termination of the SCB Plan.

Administration - Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed. The Bancorp has engaged Fifth Third Bank to be the Plan’s recordkeeper and to provide custodial services for the Plan.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with an allocation of Plan earnings and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting - The Plan is frozen and no employer or employee contributions of any type will be made to this Plan, other than rollover contributions. Gains and losses under the Plan are valued on a daily basis. The rights of participant accounts (including all sub-accounts) are fully vested and nonforfeitable at all times.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to amend or terminate the Plan subject to the provisions set forth in ERISA.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments.

Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated November 4, 2004 that the Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Company’s legal counsel with respect to the Plan matters believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Investment Options - At December 31, 2007, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, two collective funds or 17 mutual funds offered by the Plan as investment options.

Participant Notes Receivable - New loans are not being granted under the Plan. Loans granted under a predecessor plan may be transferred to the Plan with the consent of the Plan administrator, provided the Plan administrator determines that all legal requirements and contributions as stated in the Plan document have been met. Loans may not exceed the lesser of $50,000 or 50% of the nonforfeitable portion of the participant’s account. Each loan, by its terms, is required to be repaid within five years unless the loan was used to purchase a participant’s primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2007 ranged from 6.00%—8.75% compared to 5.75%—8.75% at December 31, 2006. Principal and interest is paid by the participant through payroll deductions authorized by the participant.

Withdrawals - Subject to the Plan administrator’s sole and absolute discretion, certain participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risk and Uncertainties - The Plan invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Valuation of Investments - The Plan’s investments are stated at fair value. Quoted market prices are used to value equity securities and mutual funds. Common collective trust funds are stated at fair value as determined by the issuer of the common collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. The adjustment from fair value to contract value on the Statements of Net Assets Available for Benefits relates to the Fifth Third Profit Sharing Stable Value Fund, which is a stable value fund that is a commingled pool of the Plan. The fund invests in a diversified portfolio of stable assets, which include, but are not limited to, units of collective trust funds consistent with the fund’s objective of stable value, guaranteed investment contracts, alternative and separate account investment contracts as well as short-term money market instruments. Participants in the Fifth Third Bank Stable Value Fund for Employee Benefit Plans may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. Participant notes receivable are valued at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document. Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

Adoption of New Accounting Guidance -

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires that an enterprise evaluate whether or not its tax position is in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes and was effective January 1, 2007. The adoption of FIN 48 does not impact the amounts reported in the Plan’s financial statements due to the fact that the Plan is qualified and tax-exempt.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value by clarifying the exchange price notion presented in earlier definitions and providing a framework for measuring fair value. SFAS 157 also expands disclosures about fair value measurements. SFAS 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The adoption of SFAS 157 on January 1, 2008 did not have a material effect on the Plan’s financial statements; however, additional disclosures will be required about the inputs used to develop the measurements and the effect of certain measurements reported in the Plan’s financial statements for the year ended December 31, 2008.

3.	INVESTMENTS

Investments representing 5% or more of net assets at December 31, 2007 and 2006 are as follows:

	2007	2006
Fifth Third Bank LifeModel Moderate Fund * (127,239 shares)	$1,594,307	—
Fifth Third Bank Stable Value Fund for Employee Benefit Plans * (69,519 shares) (1)	810,466	—
Common Stock of Fifth Third Bancorp * (23,140 and 26,635 shares, respectively)	581,360	1,090,171
Fifth Third Bank Disciplined Large Cap Value Fund * (26,035 shares)	342,882	—
Fifth Third Bank Quality Growth Fund * (17,975 and 17,461 shares, respectively)	326,431	300,512
Fifth Third Bank International Equity Fund* (16,482 and 24,694 shares, respectively)	240,641	344,980
Fifth Third Bank Balanced Fund * (125,293 shares)	—	1,636,321
Fifth Third Bank Prime Money Market Fund * (1,033,272 shares)	—	1,033,272
Fifth Third Bank Large Cap Value Fund for Employee Benefit Plans * (5,057 shares)	—	400,241
Fifth Third Bank Mid Cap Growth Fund* (22,910 shares)	< 5%	332,655
Fifth Third Bank Core Fixed Income Fund for Employee Benefit Plans * (4,616 shares)	—	286,999

(1)	Investment amount at contract value. The fair value of the investment was $808,130 at December 31, 2007.
*	Denotes a party-in-interest

The net (depreciation) appreciation in fair value of investments for the Plan for the years ended December 31, 2007 and 2006, is presented in the following table:

	2007	2006
Net (depreciation) appreciation in fair value of investments:
Collective funds - equity *	$6,830	$74,421
Collective funds - fixed income *	136	12,768
Mutual funds *	(16,432)	91,331
Fifth Third Bancorp common stock *	(365,634)	84,908

Total	$(375,100)	$263,428

*	Denotes a party-in-interest

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual and collective funds managed by Fifth Third Bank. Fifth Third Bank is the trustee as defined by the Plan and, therefore, these transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund.

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

At December 31, 2007 and 2006, the Plan held 23,140 and 26,635 shares of the Bancorp’s common stock, respectively, with fair values of $581,360 and $1,090,171, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $41,765 and $46,669 for the years ended December 31, 2007 and 2006, respectively.

5.	PLAN ASSETS FROM ACQUIRED COMPANIES

During 2006, the remaining assets of the Franklin Financial Employees Retirement Savings Plan and The Southern Community Bancorp Employees’ Savings and Profit Sharing Plan were transferred into the Plan totaling $230,257 and $319,919, respectively.

6.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

2007
Net assets available for benefits per the financial statements	$4,778,495
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(2,336)

Total assets (current value column) per Form 5500 Schedule of Assets (Held at End of Year)	$4,776,159

Decrease in net assets per the financial statements	$(827,752)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(2,336)

Net income per Form 5500	$(830,088)

******

SUPPLEMENTAL SCHEDULE

FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

SCHEDULE H, PART IV, LINE 4i -

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2007

Asset Description	Current Market **
COMMON STOCK -
* Fifth Third Bancorp	$581,360

COLLECTIVE FUNDS:
Cash equivalents -
* Fifth Third Banksafe Trust	12,341
Stable value funds -
* Fifth Third Bank Stable Value Fund for Employee Benefit Plans ***	808,130

Total collective funds	820,471

MUTUAL FUNDS:
* Fifth Third Bank LifeModel Moderate Fund	1,594,307
* Fifth Third Bank Disciplined Large Cap Value Fund	342,882
* Fifth Third Bank Quality Growth Fund	326,431
* Fifth Third Bank International Equity Fund	240,641
* Fifth Third Bank Mid Cap Growth Fund	232,125
* Fifth Third Bank Bond Fund	221,221
Lazard Emerging Markets Fund	107,013
Dodge and Cox Income Fund	76,498
* Fifth Third Bank Small Cap Value Fund	51,857
Columbia Technology Fund	46,781
Goldman Sachs Mid Cap Value Fund	34,095
* Fifth Third Bank LifeModel Moderately Aggressive Fund	24,782
Fidelity Advisor Small Cap Fund	15,348
* Fifth Third Bank LifeModel Aggressive Fund	15,233
* Fifth Third Bank Equity Index Fund	2,656

Total mutual funds	3,331,870

LOAN FUND -
* Participant notes receivable (Interest rate 6.00%–8.75% matures on various dates through October 2021)	32,231

TOTAL	$4,765,932

*	Denotes a party-in-interest.
**	Cost information is not required for participant-directed investments and, therefore, is not included.
***	Contract value is $810,466.